Exhibit 99.1

For Immediate Release

Insys Therapeutics Announces Retirement of Dr. John N. Kapoor as CEO and Chairman; Appoints Dr. Santosh Vetticaden as Interim CEO and Steven Meyer as Chairman of the Board

PHOENIX, AZ— January 9, 2017 - Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced that Dr. John N. Kapoor, its Founder, President and Chief Executive Officer (“CEO”) and Chairman of the Company’s Board of Directors (“Board”) will retire as President and CEO and Chairman effective January 9, 2017. Dr. Kapoor will remain a member of the Board and will Chair the newly formed Science and Research and Development Committee of the Board.

In connection with Dr. Kapoor’s retirement, the Board has appointed Dr. Santosh Vetticaden as Interim Chief Executive Officer and Steve Meyer as Chairman of the Board, effective January 9, 2017.

Dr. Vetticaden joined the Company in April 2015 and currently serves as the Company’s Chief Medical Officer. He has pursued a passion for drug development and commercialization for over 20 years in diverse areas ranging from cardiovascular disease, infectious disease and orphan drug development for hemophilia and pediatric epilepsy. Dr. Vetticaden has previously served as the Chief Medical Officer for multiple public companies and has held leadership positions at Johnson & Johnson, Aventis (now Sanofi), Cubist Pharmaceuticals and has previously served on the board of Amplyx Pharmaceuticals, a private biotech company. Dr. Vetticaden currently serves on the board of Public Health Foundation Enterprise a non-profit organization devoted to population health. Dr. Vetticaden received his PhD from the Virginia Commonwealth University, his MD from the University of Maryland and his MBA from the Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Meyer has served on the Board since November 2010 and currently serves as Chair of the Audit Committee as well as a member of the Compliance Committee.

In September 2016, the Company previously announced that the Board had commenced a search to identify Dr. Kapoor’s successor as CEO and that process continues. This CEO search is being conducted by a special committee, comprised of independent Board members, namely Mr. Meyer, Patrick P. Fourteau and Pierre Lapalme.

Dr. Vetticaden stated, “It is an honor to succeed Dr. Kapoor as Interim CEO. In many ways, Insys is still an R&D company with our corporate efforts primarily focused on developing a promising pipeline of products aimed at benefitting patients in need. I am encouraged by the progress of our pipeline since joining the Company. I believe that Insys is the world leader in sublingual sprays and with our impressive cannabinoid platform, we have much more to accomplish on the R&D front. On the commercial side, in the short term and once our scheduling is finalized, I look forward to executing on the anticipated launch of SYNDROSTM.”

Mr. Meyer stated, “I am confident that Dr. Vetticaden will serve Insys and its stockholders well during this interim period. I am proud to step into the Chairman role. The Board is grateful for Dr. Kapoor’s innumerable contributions as Founder, Chairman and CEO. We wish to honor his desire to retire from his prominent roles in the Company and we are pleased that he will remain a Director and a creative force in our R&D efforts.”

Dr. Kapoor stated, "I stepped into the role of CEO more than a year ago to rebuild the Company from an operational perspective. As I take on a more focused role, I believe Insys is in a better place operationally and positioned to overcome the challenges of the past. I also believe that we have laid out a vision for the Company that gives me great confidence about the future success of Insys and our potential to benefit patients in areas of unmet medical needs."

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. Insys currently markets one product, SUBSYS® (fentanyl sublingual spray) but has received approval for the marketing of SYNDROSTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule.  Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

SUBSYS® and SYNDROSTM are trademarks of Insys Development Company, Inc., a subsidiary of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding (i) the belief that Insys is the world leader in sublingual sprays and the national leader in cannabinoid research, (ii) the anticipated scheduling and launch of SYNDROS, (iii) the belief that the Company is operationally in a better place and positioned to overcome the challenges of the past, (iv) the belief that the Company has the potential to benefit patients in areas of unmet medical needs and (v) the belief that SYNDROS has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. For a description of these risks facing the company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com